Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra, Inc. Reports Second Quarter 2012 Financial and Operating Results

- Company to Host Conference Call and Webcast at 4:30 p.m. EDT, Today, Aug. 8, 2012 -

CHAPEL HILL, N.C. – Aug. 8, 2012 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today reported financial results for the second quarter ended June 30, 2012. The company will host a conference call and webcast at 4:30 p.m. EDT, today.

“We continued to make progress in our clinical programs during the second quarter,” said Prabhavathi Fernandes, Ph.D., chief executive officer of Cempra. “We received comments on our proposed clinical design of the oral Phase 3 trial of solithromycin for community-acquired bacterial pneumonia from the Food and Drug Administration (FDA) and we plan to initiate our Phase 3 CABP oral study in 2012. Based on their comments, we expect the trial to start in the fourth quarter of 2012. We had initiated our Phase 2 trial of solithromycin for the treatment of gonococcal infections in early June and we plan to report on the results of this study in the fourth quarter of 2012. Finally, we plan to initiate the prosthetic joint infection Phase 2 trial in 2012 in which oral Taksta will be used for chronic administration.”

Financial Results

Quarter ended June 30, 2012 compared to quarter ended June 30, 2011

For the quarter ended June 30, 2012, Cempra reported a net loss of $9.5 million, or $0.45 per share, compared to a net loss of $6.1 million, or $11.65 per share, for the comparable period in the quarter ended June 30, 2011.

Research and development expense was $7.4 million, an increase of 70% compared to the quarter ended June 30, 2011. The higher R&D expense was due to increased clinical activities related to solithromycin as well as milestone and licensing payments under our licensing agreements related to solithromycin. General & Administrative expense was $1.8 million, a 121% increase compared to the quarter ended June 30, 2011, driven by increased insurance and professional fees related to becoming a public company as well as increased stock based compensation expense.

Six months ended June 30, 2012 compared to six months ended June 30, 2011

For the six months ended June 30, 2012, Cempra reported a net loss of $13.0 million, or $0.76 per share, compared to a net loss of $12.3 million, or $23.81 per share, for the comparable period in the six months ended June 30, 2011.

Research and development expense was $9.3 million, an increase of 6% compared to the six months ended June 30, 2011. General & Administrative expense was $2.7 million, a 63% increase compared to the six months ended June 30, 2011.

At June 30, 2012, Cempra had cash and equivalents of $57.8 million. The increase compared to December 31, 2011 was due to proceeds obtained from the IPO in February 2012 less operational expenses that were incurred during the first half of 2012.

Second Quarter 2012 Highlights

•	Initiated the Phase 2 trial of solithromycin in patients with uncomplicated urogenital gonococcal infections.

•

Obtained a response from the FDA regarding plans for the oral pivotal Phase 3 clinical trial protocol. Based on the comments provided by the FDA, Cempra expects the clinical trial to be initiated during the fourth quarter of 2012.

Clinical program update

The company is primarily focused on the development of its two lead clinical-stage antibiotic candidates, the fluoroketolide, solithromycin, and Taksta™, the oral antibiotic being developed for staphylococcal infections. The company expects the following events to occur during the second half 2012:

Solithromycin

•	Initiation of the oral Phase 3 clinical trial during the fourth quarter of 2012

•	Completion of the Phase 1 intravenous dosing clinical

•	Release of top-line results of the solithromycin Phase 2 trial in patients with uncomplicated urogenital gonococcal infections

Taksta

•	Initiation of the Phase 2 trial in prosthetic joint infection (PJI) patients

Financial Guidance

Cempra expects its research and development expense to increase due to the initiation of up to two clinical trials during the remainder of 2012. The company’s cash and equivalents are expected to be sufficient to fund operations into at least 2014. This projection does not include any proceeds from possible future partnerships or other financing activities.

Conference Call and Webcast

The conference call may be accessed by dialing 877-383-7398 for domestic callers and 678-809-1549 for international callers. Please specify to the operator that you would like to join the “Cempra, Inc., Second Quarter 2012 Financial Results Call, conference ID#: 11935304.” The conference call will be webcast live under the investor relations section of Cempra’s website at www.cempra.com, and will be archived there for 30 days following the call. Please visit Cempra’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates have both completed oral Phase 2 clinical trials and seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company also intends to utilize its series of proprietary lead compounds from its novel macrolide library for uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the costs, timing, regulatory review and results of our studies and clinical trials; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our ability to obtain FDA approval of our product candidates; our dependence on the success of solithromycin and Taksta; our anticipated capital expenditures and our estimates regarding our capital requirements; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

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CEMPRA, INC.

SELECTED FINANCIAL INFORMATION

Condensed Consolidated Balance Sheets

(unaudited; in thousands)

	June 30,	December 31,
	2012	2011
ASSETS
Current assets
Cash and equivalents	$57,847	$15,602
Prepaid expenses	596	284
Deferred offering expenses	—	881

Total current assets	58,443	16,767

Furniture, fixtures and equipment, net	54	82
Deposits	10	10

Total assets	$58,507	$16,859

LIABILITIES
Current liabilities
Accounts payable	$2,451	$2,981
Accrued expenses	1,219	545
Accrued payroll and benefits	372	421
Warrant liability	—	1,121
Current portion of long-term debt	723	—

Total current liabilities	4,765	5,068

Convertible notes payable	—	4,458
Long-term debt	8,952	9,504

Total liabilities	$13,717	$19,030

Commitments and contingencies	—	—

Redeemable Convertible Preferred Shares
Redeemable convertible preferred shares	—	94,514

Shareholders’ Equity (Deficit)
Common shares; 100,000,000 shares authorized, no par value; 533,839 shares issued and outstanding at December 31, 2011 and none issued and outstanding at June 30, 2012	—	—
Common stock; $.001 par value; none issued and outstanding at December 31, 2011 and 80,000,000 shares authorized; 21,036,813 shares and outstanding at June 30, 2012	21	—
Addition paid-in capital	154,445	—
Accumulated deficit during the development stage	(109,676)	(96,685)

Total shareholders’ deficit	44,790	(96,685)

Total liabilities, redeemable convertible preferred shares and shareholders’ deficit	$58,507	$16,859

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except loss per share data)

	Three Months Ended June 30
	2012	2011
Revenues	$—	$—

Operating expenses
Research and development	7,424	4,361
General and administrative	1,777	806

Total operating expenses	9,201	5,167

Loss from operations	(9,201)	(5,167)

Other income (expense), net	(327)	0

Net loss and comprehensive loss	(9,528)	(5,167)

Accretion of redeemable convertible preferred shares	—	(940)

Net loss attributable to common shareholders	$(9,528)	$(6,107)

Basic and diluted loss per share	$(0.45)	$(11.65)

Basis and diluted weighted average shares outstanding	21,304.6	524.1

	Six Months Ended June 30
	2012	2011
Revenues	$—	$—

Costs and expenses
Research and development	9,300	8,753
General and administrative	2,750	1,686

Total operating expenses	12,050	10,439

Loss from operations	(12,050)	(10,439)

Other income (expense), net	(628)	1

Net loss and comprehensive loss	(12,678)	(10,438)

Accretion of redeemable convertible preferred shares	(313)	(1,881)

Net loss attributable to common shareholders	$(12,991)	$(12,319)

Basic and diluted loss per share	$(0.76)	$(23.81)

Basis and diluted weighted average shares outstanding	17,143	517

Investor and Media Contacts:

Robert E. Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners, LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com